EXHIBIT A


(a) All accounts receivable and all rights to the payment of money and all rights in any merchandise, inventory, or goods, now existing or hereafter arising, whether due or to become due, and whether or not earned by performance, including, but not limited to, accounts receivable, leases, bailments, conditional sale contracts, chattel paper, contracts, contract rights, instruments, and receivables, together with all right, title, security, and guarantees with respect to each of the foregoing including any right to stoppage in transit, and all security interests, liens, and pledges, whether voluntary or involuntary;

(b) All inventory, in all of its forms, wherever located, now owned or hereafter acquired by the Registrant, including, but not limited to, (i) all goods or products (wherever located and whether in possession of the Registrant or a bailee or other corporation, partnership, individual, association or other entity for storage, transit or otherwise) held for sale or lease or furnished under any contract of service and raw materials and work in process therefor, finished goods thereof, and materials used or consumed in the Registrant's business; (ii) goods or products in which the Registrant has an interest in mass or a joint or other interest or right of any kind; and (iii) goods or products which are returned to or repossessed by the Registrant, and all accessions thereto and products thereof and documents therefor, including any documents of title representing any of the above;

(c) All other agreements for use or purchase of the properties, assets, and rights described herein or any part thereof and all renewals and extensions thereof, and all amounts, rents, issues, royalties, profits, and rights and other sums of money due and to become due under such other agreements for use or purchase of such properties, assets, or rights and all renewals and extensions thereof;

(d) All cash, bank deposits, deposit accounts, checks, certificates of deposit, checking and savings accounts, bankers' acceptances, letters of credit, United States obligations, state and municipal obligations, obligations of foreign governments and subdivisions thereof, commercial paper, notes, instruments (whether negotiable or non-negotiable), drafts, bonds, debentures of and claims against corporations, joint ventures, persons, partnerships, whether limited or general, and other entities of every description, and other instruments and the like;

(e) Any interest in any personal property from which any of the properties, assets, and rights described above arise, including, but not limited to, repossessed and returned goods and goods covered by chattel paper;


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(f)  General  intangibles,  including  choses in  action,  or causes of  action, including, particularly, any right of indemnity or other right that the Registrant may have or thereafter acquire against any person arising under or with respect to any judgment, statute, or rule and all other properties, assets, and rights of every kind and nature, including, but not limited to, rights to refunds, tax refunds, claims for tax refunds, rights of
     indemnification,   books  and  records   (including,   without  limitation,
     corporate and other business records, customer lists, credit files, computer programs, printouts and other computer materials and records), trademarks, trade names, trade styles, registration, licenses, customer lists, inventions, designs, patents, copyrights and trade secrets;

(g) All rights to all computer software developed or owned by the Registrant and all rights to all computer software licenses owned by the Registrant;

(h)  All equitable rights and interests of whatever kind or nature;

(i) All rights and claims in or under any policy of insurance, including, but not limited to, insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights, or intangible rights, and all liability, life, key man, and business interruption insurance, together with the proceeds, products, renewals, and replacements thereof, including prepaid and unearned premiums;

(j) If owned by the Registrant, any equipment, machinery, tools, furnishings, fixtures, vehicles, and motor vehicles, and any other goods used or bought primarily for use in the Registrant's business, together with all products and proceeds of the foregoing whether due or derived from voluntary or involuntary disposition;

(k) All instruments, documents, and documents of title, including, but not limited to, bills of lading, warehouse receipts and the like, trust receipts and the like;

(l)  Any real property owned by the Registrant;

(m) Any interest, whether by corporate shareholdings, or by partnership or limited liability company interests, or otherwise, in any other entity or business enterprise, including all rights to receive distributions, compensation or property from such entity or business enterprise;

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(n)  Without in any way  limiting  the  foregoing,  the  proceeds  of any of the foregoing, whether derived from voluntary or involuntary disposition, products of the foregoing, and all renewals, replacements, substitutions, additions, accessions, rents, issue, royalties, and profits of any of the foregoing, whether now owned, existing or hereafter acquired or arising; and

(o) All proceeds of and substitutions for any and all of the collateral and, to the extent not otherwise included, all payments under insurance, or any indemnity, warranty or guaranty, payable to the Registrant by reason of loss or damage to or otherwise with respect to any of the foregoing collateral.